UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 25, 2017

MACROGENICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36112	06-1591613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9704 Medical Center Drive, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (301) 251-5172

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Corporate Governance and Management

On January 25, 2017, MacroGenics, Inc. (the "Company") announced an increase to the number of members of the Company's
Board of Directors (the "Board") from six to eight members. To fill the vacancies as a result of the increase, the Board appointed Karen Ferrante, M.D. and Scott Jackson to serve as directors on the Board, effectively immediately. Dr. Ferrante has been designated a Class III director to hold office until the Company's 2019 Annual Meeting and will serve on the Nominating and Corporate Governance Committee of the Board. Mr. Jackson has been designated a Class II director to hold office until the Company's 2018 Annual Meeting and will serve on the Compensation Committee of the Board.

Consistent with the Company's Director Compensation Program for non-employee directors, both Dr. Ferrante and Mr. Jackson will receive an annual retainer of $35,000, as well as a retainer of $4,000 and $5,000 for their service on the Nominating and Corporate Governance Committee, and Compensation Committee, respectively. In addition, upon appointment to the Board, both Dr. Ferrante and Mr. Jackson have been granted an option to purchase 20,000 shares of the Company's common stock at an exercise price of $18.52 per share, the closing market price of the Company's common stock on the date of grant, and vesting in 12 substantially equal monthly portions beginning on the first monthly anniversary of the date of grant.

There are no arrangements or understandings between Dr. Ferrante and any other person pursuant to which Dr. Ferrante was selected as a director, and there are no transactions in which the Company is a party and in which Dr. Ferrante has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Mr. Jackson and any other person pursuant to which Mr. Jackson was selected as a director, and there are no transactions in which the Company is a party and in which Mr. Jackson has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

 A copy of the press release announcing the appointments of Dr. Ferrante and Mr. Jackson to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release, dated January 25, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2017	MACROGENICS, INC.
	By:	/s/ Atul Saran Atul Saran Senior Vice President and General Counsel